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                                                                    Exhibit 21.1


                                       JURISDICTION OF     PERCENTAGE
                                       INCORPORATION         OWNED

Datatec Industries Inc.                 New Jersey             100%

HH Communications, Inc.                  Illinois              100%

Computer-Aided Software Integration      Delaware               80%

Signatel, Ltd.                            Canada               100%